Exhibit 10.1

INVESCO MORTGAGE CAPITAL INC. 2009 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT – TIME VESTING
NON-EXECUTIVE DIRECTORS
Non-transferable

Invesco Mortgage Capital Inc. (“Company”)

hereby awards to

[Participant Name]
(“Participant” or “you”)

[Number of Shares Granted]
Restricted Shares of the Company (“Award”)

as of [Grant Date] (“Grant Date”)

Subject to the conditions of the Invesco Mortgage Capital Inc. 2009 Equity Incentive Plan as in effect from time to time (“Plan”) and this Award Agreement, the Company hereby grants to you the number of Restricted Shares set forth above, which shall become vested, non-forfeitable and free of all restrictions on the first anniversary of the Grant Date. This Award is part of your compensation as a non-executive director of the Company.

This Award shall be effective as of the Grant Date set forth above. You acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan. The Shares issued pursuant to this Award are subject to the provisions of the Non-Executive Director Stock Ownership Policy or any successor policy of the Company.

Continued on the following page

TERMS AND CONDITIONS – Restricted Shares – Non-Executive Directors - Time Vesting
1. Plan Controls; Restricted Shares. In consideration of this Award, you hereby promise to honor and to be bound by the Plan and this Award Agreement, including the following terms and conditions, which serve as the agreed basis for your Award. The terms contained in the Plan are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan shall control and be deemed to amend the Award Agreement. The “Restricted Shares” are the Shares specified on page 1 hereof that are issued to you pursuant to Section 9 of the Plan and the additional terms of this Award Agreement. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term “Company” means Invesco Mortgage Capital Inc., its Affiliates and their respective successors and assigns, as applicable. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.

2. Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason other than as set forth in Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to the Restricted Shares as of the date of your Termination of Service.
3. Expiration and Termination of Restrictions. The restrictions imposed under Paragraph 2 hereof will expire, and the Restricted Shares will become unrestricted Shares, on the earliest to occur of the following:
(a)    the first anniversary of the Grant Date, provided that you have not experienced a Termination of Service before such date, or
(b)    in the event of your Termination of Service due to death or Disability, as of the date of your Termination of Service, or
(c)    in the event of your Termination of Service due to resignation or retirement, as of the first anniversary of the Grant Date; provided, however, in the event such voluntary Termination of Service occurs before the first anniversary of the Grant Date, a prorated number of Restricted Shares (based on the proration of the one-year period between the Grant Date and the first anniversary of the Grant Date that you served as a director, rounded down to the nearest whole Share) will be converted to Shares as of the first anniversary of the Grant Date, and you will forfeit the remaining Restricted Shares; or
(d)    in the event of a Change in Control and this Award Agreement is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, as of the date of such Change in Control; or
(e)    in the event of your Termination of Service following a Change in Control that occurs after the Grant Date but before the first anniversary of the Grant Date, by the Company other than for Cause, as of the first anniversary of the Grant Date.

Upon the expiration or termination of an applicable restriction set forth in this Paragraph 3, unrestricted Shares will be delivered to you as soon thereafter as practicable.

4. Shareholder Rights. Upon issuance of the Restricted Shares, you shall have all of the rights of a Shareholder with respect to the Restricted Shares, including voting and dividend rights.
5. Data Privacy. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, use, processing and transfer (collectively, the “Use”) of such data in relation to the Company’s grant of the Restricted Shares and your participation in the Plan. The Use of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan. Your denial and/or objection to the Use of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law), to the Use of personal data as described in this Paragraph 5.
The Company holds certain personal information about you, which may include your name, home address and telephone number, date of birth, social security number or other identification number, any Shares held by you, details of all Restricted Shares or any other entitlement to Shares awarded in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from the Company, Affiliates or third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such data are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.
The Company will transfer Data among its Affiliates as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.
You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting Invesco, Ltd., Manager, Sr. Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309.
6. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Sr. Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company.
7. Compliance with Laws. As a condition to the grant of these Restricted Shares, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s local Affiliates, as may be required to allow the Company and the Company’s local Affiliates to comply with local laws, rules and regulations in your country of residence. Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence.

8. Addendum to Award Agreement. Notwithstanding any provisions in this Award Agreement to the contrary, the Restricted Shares shall be subject to any special terms and conditions for your country of residence, as may be set forth in an addendum to this Award Agreement (“Addendum”). Further, if you transfer residency to another country as may be reflected in an Addendum to this Award Agreement, the special terms and conditions for such country will apply to your Restricted Shares to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Restricted Shares and of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of this Award Agreement.

9. Additional Requirements. The Company reserves the right to impose other requirements on the Restricted Shares, any Shares acquired pursuant to the Restricted Shares, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Restricted Shares and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

10. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Shares by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

T&C – Non-Executive Directors
2009 EIP RSA Agreement (May 2021)